Exhibit 5.1
November 15, 2021

Phillips 66 2331 CityWest Boulevard Houston, Texas 77042

Ladies and Gentlemen:
We have acted as special counsel for Phillips 66, a Delaware corporation (“Phillips 66”), in connection with the issuance by Phillips 66 of $1,000,000,000 aggregate principal amount of its 3.300% Senior Notes due 2052 (the “Notes”), guaranteed by Phillips 66 Company, a Delaware corporation (“Phillips 66 Company”) (the “Guarantee”), pursuant to (a) the Registration Statement of Phillips 66 and Phillips 66 Company on Form S-3, as amended (Registration Nos. 333-232863 and 333-232863-01) (the “Registration Statement”), which was filed by Phillips 66 and Phillips 66 Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated July 26, 2019, as supplemented by the prospectus supplement relating to the sale of the Notes dated November 10, 2021 (as so supplemented, the “Prospectus”), as filed by Phillips 66 and Phillips 66 Company with the Commission pursuant to Rule 424(b) under the Act. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of Phillips 66 on Form 8K to be filed with the Commission on the date hereof (the “Form 8K”).
The Notes and the related Guarantee are to be issued pursuant to the Indenture, dated as of April 9, 2020 (the “Indenture”), among Phillips 66, as issuer, Phillips 66 Company, as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes (including the form of Note) have been established pursuant to resolutions adopted by the Board of Directors of Phillips 66.
We have examined originals, or copies certified or otherwise identified, of (i) Phillips 66’s Amended and Restated Certificate of Incorporation and By-Laws and Phillips 66 Company’s Certificate of Incorporation and By-Laws, in each case as amended to date; (ii) the Underwriting Agreement (the “Underwriting Agreement”) incorporated by reference into the Terms Agreement, dated as of November 10, 2021 (the “Terms Agreement”), among Phillips 66, Phillips 66 Company and the several Underwriters named in Schedule A to the Terms Agreement (the “Underwriters”), relating to the issuance and sale of the Notes; (iii) the Registration Statement and the Prospectus; (iv) the Indenture, together with an Officers’ Certificate establishing the terms of the Notes (the “Terms of Notes”), in each case as filed as exhibits to the Form 8-K; (v) certain resolutions of the Boards of Directors of Phillips 66 and Phillips 66 Company as furnished to us by them; and (vi) certificates of public officials and of representatives of Phillips 66 and Phillips 66 Company. We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates and representations of officers of each of Phillips 66 and Phillips 66 Company, of governmental and public officials and of other sources believed by us to be responsible with respect to
AUSTIN  CONNECTICUT  DALLAS  DUBAI  HOUSTON  LONDON  NEW YORK  SAN ANTONIO  SEATTLE  WASHINGTON, DC

Phillips 66
November 15, 2021

the accuracy of the material factual matters contained therein or covered thereby. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.
Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Notes have been duly executed, issued and delivered by Phillips 66, the related Guarantee has been duly executed and delivered by Phillips 66 Company and the Notes and the related Guarantee has been authenticated and delivered by the Trustee in accordance with the terms of the Indenture and the Terms of Notes and duly purchased and paid for by the Underwriters in accordance with the terms of the Terms Agreement (including the provisions of the Underwriting Agreement incorporated by reference in the Terms Agreement), the Notes and the related Guarantee will constitute legal, valid and binding obligations of Phillips 66 and Phillips 66 Company, respectively, enforceable against Phillips 66 and Phillips 66 Company, respectively, in accordance with their terms, except as such enforcement is subject to (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.
We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
The foregoing opinion is limited to the relevant contract law of the State of New York and the relevant federal law of the United States of America. We express no opinion with respect to the federal or state securities laws or blue sky laws of any jurisdiction, including the anti-fraud provisions of any such laws, or with respect to the law of any other jurisdiction. The opinion expressed herein is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
We hereby consent to the filing of this opinion of counsel as an exhibit to the Form 8-K and to the reference to our Firm under the headings “Legal Matters” and “Validity of the Securities” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose
AUSTIN  CONNECTICUT  DALLAS  DUBAI  HOUSTON  LONDON  NEW YORK  SAN ANTONIO  SEATTLE  WASHINGTON, DC

Phillips 66
November 15, 2021

consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Bracewell LLP
Bracewell LLP

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